Exhibit 99(i).2

CHARTER OF THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mission Statement

The Corporate Governance, Nominating and Compensation Committee (the Committee) serves as the principal agent of the Board of Directors in reviewing the compensation structure for the Company’s senior executives, including the CEO, reviewing employee compensation and benefit programs and recommending corporate governance policies and practices to the Board of Directors. The Committee also reviews the qualifications and background experience of proposed candidates for the Board of Directors of the Company, and is authorized to seek out and recommend candidates to the Company’s shareholders.

Membership

The Committee is comprised solely of independent directors as determined in accordance with the independence standards adopted by the New York Stock Exchange and the Securities and Exchange Commission. Members of the Committee and the Chair of the Committee are appointed by the Board of Directors.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Compensation Responsibilities

Approve the compensation structure for senior management.

Establish criteria for the compensation of the CEO and determine his compensation based on an annual review of his performance.

Review succession plans for the senior management of the Company, including the CEO.

Review and approve all equity compensation plans and amendments thereto, including IRS qualified and non-qualified plans.

Review and recommend for Board action all grants of stock options or restricted stock awards, except new-hire grants made by senior management pursuant to delegated authority.

Review and recommend for Board action the Company’s contributions to employee benefit plans.

Serve as the policy making body for issues that arise under any of the Company’s employee benefit, stock option or other employee plans.

Produce a report on executive compensation for the Company’s proxy statement.

Exercise sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including sole authority to approve the fees and other terms of such consultant’s engagement.

Nominating and Corporate Governance Responsibilities

Identify potential nominees to the Board of Directors, including candidates recommended by management, review their qualifications and experience, determine their independence as required under New York Stock Exchange Rules, and recommend a slate of nominees to the Board of Directors for consideration and presentation to the shareholders for election.

Review succession planning for the CEO and other senior management positions.

Develop corporate governance policies and monitor compliance with those policies.

Lead the Board of Directors in an annual review of the performance of the Board and each of the Board Committees.

Periodically review the Company’s ethics policy and make recommendations for changes to the Board of Directors when necessary.

Make recommendations to the Board of Directors with respect to Director compensation. Director compensation should be based on reasonable compensation to members of the Board for time spent in attending meetings of the Board and Board Committees, as well as the time required for them to effectively perform their responsibilities and duties. In reviewing Director compensation, the Committee will consider the impact of compensation levels and any contributions to charitable organizations with which any Director may be affiliated on Director independence.

Exercise sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the fees and other terms of such firm’s engagement.

General

Report to the Board of Directors with respect to the Committee’s activities.

Report to the Company’s shareholders in the annual proxy statement.

Regularly review the Committee’s Charter.

Retain outside advisers when it considers such services to be necessary.

Meetings

The Committee shall meet as frequently as its responsibilities require. Generally, the Committee shall meet quarterly, prior to each meeting of the Board of Directors, and hold an additional meeting to review proposed incentive compensation awards for senior management. The Committee may meet in person or by telephone.

As amended by the Board of Directors on 11/27/2007